Exhibit 10.12

AMAG PHARMACEUTICALS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
NON-PLAN INDUCEMENT GRANT

Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:	$
[FMV on Grant Date]
Grant Date:
Expiration Date:

AMAG Pharmaceuticals, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above, as an inducement grant made pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules subject to the terms and conditions set forth herein and in the Plan. For the avoidance of doubt, this Stock Option is not issued under the Company’s Fourth Amended and Restated 2007 Equity Incentive Plan, as amended through the date hereof (the “Plan”) and does not reduce the share reserve under the Plan. However, for purposes of interpreting the applicable provisions of this Stock Option, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Stock Option as if such Stock Option had actually been issued under the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
1.Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains in a Business Relationship (as defined in Section 3 below) on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.    Manner of Exercise.
(a)    The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written or electronic notice to the Company to the attention of the Company’s Treasurer or his or her designee of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Company; (ii) subject to the Company’s approval, through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)    The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Company with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Company as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)    Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
(d)    Without derogating from the foregoing, “statutory option stock” (as defined below) may be tendered in payment of the exercise price of this Stock Option even if the stock to be so tendered has not, at the time of tender, been held by the Optionee for the applicable minimum statutory holding period required to receive the tax benefits afforded under Section 421(a) of the Code with respect to such stock. The Optionee acknowledges that the tender of such “statutory option stock” may have adverse tax consequences to the Optionee. As used above, the term “statutory option stock” means stock acquired through the exercise of an incentive stock option or an option granted under an employee stock purchase plan. The tender of statutory option stock in payment of the exercise price of this Option shall be accompanied by written representation (in form satisfactory to the Company) stating whether such stock has been held by the Optionee for the applicable minimum statutory holding period.
3.    Termination of Business Relationship.
(a)    If the Optionee’s Business Relationship (as defined below) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as follows:
(i)    If the Optionee’s Business Relationship is terminated by reason of the Optionee’s death or disability (as determined by the Company) or, if the Optionee dies or becomes disabled within the three-month period following the date the Optionee’s Business Relationship terminates for any other reason, any portion of this Stock Option outstanding on the date of termination, may be exercised, to the extent exercisable on such date, for a period of twelve months from the date of death or disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date the Optionee’s Business Relationship is terminated shall terminate immediately and be of no further force or effect.

(ii)    If the Optionee’s Business Relationship is terminated for any reason other than death or disability, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date the Optionee’s Business Relationship is terminated shall terminate immediately and be of no further force or effect.
(iii)    Notwithstanding the foregoing, if the Optionee, prior to the termination date of this Stock Option, (i) violates any provision of any employment agreement or any confidentiality or other agreement between the Optionee and the Company, (ii) commits any felony or any crime involving moral turpitude under the laws of the United States or any state thereof, (iii) attempts to commit, or participate in, a fraud or act of dishonesty against the Company, or (iv) commits gross misconduct, the right to exercise this Stock Option shall terminate immediately upon written notice to the Optionee from the Company describing such violation or act.
The Company’s determination of the reason for termination of the Optionee’s Business Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees. Notwithstanding the foregoing, under certain circumstances set forth in the Employment Agreement dated as of [ ] by and between the Company and the Optionee (the “Employment Agreement”), and subject to compliance by the Optionee with the requirements of the Employment Agreement related to such circumstances, the vesting of the unvested portion of this Stock Option may be accelerated as provided in and subject to the terms of the Employment Agreement.
(b)    For purposes hereof, “Business Relationship” means service to the Company or any of its Subsidiaries, or its or their successors, in the capacity of an employee, officer, director, consultant or advisor. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave, or other leave of absence if approved in writing by the Company and if such written approval, or applicable law, contractually obligates the Company to continue the Business Relationship of the Optionee after the approved period of absence (an “Approved Leave of Absence”). For purposes hereof, a Business Relationship shall include a consulting arrangement between the Optionee and the Company that immediately follows termination of employment, but only if so stated in a written consulting agreement executed by the Company.
4.    Incorporation of Plan. As stated above, this Stock Option is not granted pursuant to the Plan. Instead, this Stock Option is granted as an inducement grant pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. However, for purposes of interpreting the application provisions of this Stock Option, the terms and conditions of the Plan (other than those applicable to the share reserve), including the powers of the Administrator set forth in Section 2(b), shall govern and apply to this Stock Option as if such Stock Option had actually been issued under the

Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.    Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee. Notwithstanding the foregoing, this Stock Option may be transferred pursuant to a domestic relations order.
6.    Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum tax rate, or such lesser amount as determined by the Administrator.
7.    No Obligation to Continue Business Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Business Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Business Relationship of the Optionee at any time.
8.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business to the attention of the Company’s Treasurer and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
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SIGNATURE PAGE TO AMAG PHARMACEUTICALS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

AMAG PHARMACEUTICALS, INC.

By:
Name:	William K. Heiden
Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned, and the undersigned acknowledges receipt of a copy of this entire Agreement, a copy of the Plan, and a copy of the Plan’s related prospectus. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee's Signature

Optionee's name and address: